Exhibit 99.1

Hawthorn Bancshares Reports Third Quarter 2025 Results

Jefferson City, MO — October 29, 2025 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the bank holding company for Hawthorn Bank, reported third quarter 2025 net income of $6.1 million, or earnings per diluted share (“EPS”) of $0.88.
Third Quarter 2025 Results
•Net income improved $1.6 million, or 34.1%, to $6.1 million from the third quarter 2024 (the "prior year quarter") and the efficiency ratio improved to 62.30% compared to 66.23% for the prior year quarter
•EPS of $0.88, an improvement of $0.22 per share, or 33%, from the prior year quarter
•Net interest margin, fully taxable equivalent ("FTE") improved in the third quarter 2025 to 3.97% compared to 3.89% for second quarter 2025 (the "prior quarter”) and 3.36% for the prior year quarter
•Provision for credit losses was $0.4 million higher than the prior quarter and $0.1 million lower than the prior year quarter
•Return on average assets and equity of 1.33% and 15.21%, respectively
•Loans increased $51.1 million, or 3.5%, and deposits increased $7.9 million, or 0.5%, compared to the prior quarter
•Investments decreased $3.4 million, or 1.5%, compared to the prior quarter
•Credit quality remained strong with non-performing assets to total loans of 0.48% improving from 0.58% in the prior year quarter
•Remained well capitalized with total risk-based capital of 14.90%
•Book value per share was $23.76, an increase of $1.23, or 5.5%, compared to the prior quarter and $2.85, or 13.6%, compared to the prior year quarter
Brent Giles, Chief Executive Officer of Hawthorn Bancshares, Inc. commented, “I am pleased with our third quarter results as they reflect continued core growth. Our margin continued to expand, and we experienced growth in our wealth management group. Additionally, we were able to grow our loan portfolio by expanding our customer relationships and attracting new customers. The third quarter results reflect our focus on our strategic objectives which continues to create shareholder value."

(unaudited)
$000, except per share data

	September 30,	June 30,	September 30,
	2025	2025	2024
Balance sheet information
Total assets	$1,932,105	$1,877,417	$1,809,769
Loans held for investment	1,514,002	1,462,898	1,466,751
Investment securities	226,017	229,392	209,019
Deposits	1,525,917	1,517,986	1,503,504
Total stockholders’ equity	164,938	156,823	146,474

Market and per share data
Book value per share	$23.76	$22.53	$20.91
Market price per share	31.04	29.14	25.03
Diluted earnings per share (QTR)	0.88	0.88	0.66
Financial Results for the Third Quarter 2025
Earnings
Net income for the third quarter 2025 was $6.1 million, an increase of $0.03 million, or 0.5%, from the prior quarter, and an increase of $1.6 million, or 34.1%, from the prior year quarter. EPS was unchanged at $0.88 for the third quarter 2025 compared to the prior quarter and improved from $0.66 for the prior year quarter.

Net income for the nine months ended September 30, 2025 was $17.6 million, or $2.53 per diluted share, an increase of $4.0 million compared to $13.7 million, or $1.95 per diluted share, for the nine months ended September 30, 2024.

Net Interest Income and Net Interest Margin
Net interest income for the third quarter 2025 was $16.9 million, an increase of $0.7 million from the prior quarter, and an increase of $2.5 million from the prior year quarter. Net interest income for the nine months ended September 30, 2025 was $48.3 million, an increase of $5.1 million compared to $43.2 million for the nine months ended September 30, 2024.
Interest income increased $1.2 million in the current quarter compared to the prior year quarter, driven primarily by higher rates on earning assets, while interest expense decreased $1.4 million compared to the prior year quarter due to lower costs on deposits. Net interest margin, on an FTE basis, was 3.97% for the current quarter, compared to 3.89% for the prior quarter, and 3.36% for the prior year quarter.
The yield earned on average loans held for investment increased to 6.12%, on an FTE basis, for the third quarter 2025, compared to 5.98% for the prior quarter and 5.83% for the prior year quarter.
The average cost of deposits was 2.36% for the third quarter 2025, compared to 2.35% for the prior quarter and 2.74% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 27.8% as of September 30, 2025, compared to 27.7% and 26.0% at June 30, 2025 and September 30, 2024, respectively.

Non-interest Income
Total non-interest income for the third quarter 2025 was $3.7 million, an increase of $0.2 million, or 4.8%, from the prior quarter, and a decrease of $0.1 million, or 1.8%, from the prior year quarter. Non-interest income for the nine months ended September 30, 2025 was $10.7 million, a decrease of $0.1 million from the nine months ended September 30, 2024.
Non-interest Expense
Total non-interest expense for the third quarter 2025 was $12.8 million, an increase of $0.6 million, or 4.5%, from the prior quarter, and an increase of $0.8 million, or 6.9%, from the prior year quarter. For the nine months ended September 30, 2025, non-interest expense was $37.6 million, an increase of $1.0 million as compared to $36.6 million for the nine months ended September 30, 2024, which was primarily attributable to an increase in salaries and employee benefits.
The third quarter 2025 efficiency ratio was 62.30% compared to 62.32% and 66.23% for the prior quarter and prior year quarter, respectively. The improvement in the current quarter compared to the prior year quarter was primarily due to higher net interest margin.
Loans
Loans held for investment increased $51.1 million, or 3.5%, to $1.51 billion as of September 30, 2025 compared to June 30, 2025, and increased $47.3 million, or 3.2% annualized, from September 30, 2024.
Investments
Investments decreased $3.4 million, or 1.5%, to $226.0 million as of September 30, 2025 compared to June 30, 2025, and increased $17.0 million, or 8.1%, from September 30, 2024.
Asset Quality
Non-performing assets to total loans was 0.48% at September 30, 2025, compared to 0.35% and 0.58% at June 30, 2025 and September 30, 2024, respectively. Non-performing assets totaled $7.3 million at September 30, 2025, compared to $5.2 million and $8.5 million at June 30, 2025 and September 30, 2024, respectively. The increase in non-performing assets during quarter compared to the prior quarter was due to the movement of one commercial relationship to non-accrual status.
In the third quarter 2025, the Company had net loan charge-offs of $0.04 million, or 0.01% annualized, of average loans, compared to net loan charge-offs of $0.05 million, or 0.01% of average loans, and $0.6 million, or 0.17% annualized, of average loans, in the prior quarter and prior year quarter, respectively.
The Company provided provision for credit losses of $0.4 million for the third quarter 2025 compared to releasing provision of $0.1 million in the prior quarter, and providing provision of $0.5 million for the prior year quarter.
The allowance for credit losses at September 30, 2025 was $21.9 million, or 1.45% of outstanding loans, and 446.02% of non-performing loans. At June 30, 2025, the allowance for credit losses was $21.6 million, or 1.47% of outstanding loans, and 781.24% of non-performing loans. At September 30, 2024, the allowance for credit losses was $21.9 million, or 1.50% of outstanding loans, and 539.52% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of September 30, 2025 as determined by management.
Deposits
Total deposits at September 30, 2025 were $1.53 billion, an increase of $7.9 million, or 0.5%, from June 30, 2025, and an increase of $22.4 million, or 1.5% annualized, from September 30, 2024. The increase in deposits at September 30, 2025 as compared to September 30, 2024 was primarily a result of increases in non-interest bearing demand deposits and other time deposits offset by decreases in savings, interest checking and money market accounts and time deposits $250,000 and over.
Capital
The Company maintains its “well capitalized” regulatory capital position. At September 30, 2025, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.90%; tier 1 capital to risk-weighted assets 13.65%; common equity tier 1 10.71%; tier 1 leverage 11.97%; and common equity to assets 8.54%.
Pursuant to the Company's Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Board Directors amended the plan on June 3, 2025 and approved increasing the authorized repurchase limit to $10 million. The Company repurchased 90,466 common shares under the repurchase plan during the first nine months of 2025 at an average cost of $27.72 per share totaling $2.5 million. As of September 30, 2025, $8.7 million remains available for share repurchases pursuant to the plan.
On October 29, 2025, the Company's Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable January 1, 2026 to shareholders of record at the close of business on December 15, 2025.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	September 30,	June 30,	September 30,
Statement of income information:	2025	2025	2024
Total interest income	$25,003	$23,911	$23,819
Total interest expense	8,138	7,769	9,492
Net interest income	16,865	16,142	14,327
Provision for (release of) credit losses	375	(51)	500
Non-interest income	3,716	3,545	3,783
Investment securities gains (losses), net	105	(1)	8
Non-interest expense	12,821	12,269	11,994
Pre-tax income	7,490	7,468	5,624
Income taxes	1,358	1,367	1,050
Net income	$6,132	$6,101	$4,574

Earnings per share:
Basic:	$0.89	$0.88	$0.66
Diluted:	$0.88	$0.88	$0.66

		Nine Months Ended
		September 30,
Statement of income information:		2025	2024
Total interest income		$72,372	$71,427
Total interest expense		24,071	28,181
Net interest income		48,301	43,246
(Release of) provision for credit losses		(16)	726
Non-interest income		10,724	10,798
Investment securities gains (losses), net		102	(7)
Non-interest expense		37,589	36,603
Pre-tax income		21,554	16,708
Income taxes		3,938	3,049
Net income		$17,616	$13,659

Earnings per share:
Basic:		$2.54	$1.95
Diluted:		$2.53	$1.95

FINANCIAL SUMMARY (continued)
(unaudited)
$000

	As of or for the three months ended
	September 30,	June 30,	September 30,
	2025	2025	2024
Performance Ratios
Return on average assets	1.33%	1.36%	1.00%
Return on average common equity	15.21	15.85	12.87
Net interest margin (FTE)	3.97	3.89	3.36
Efficiency ratio	62.30	62.32	66.23

Asset Quality Ratios
Non-performing loans (a)	$4,911	$2,761	$4,066
Non-performing assets	7,336	5,186	8,451
Net charge-offs	41	51	636
Net charge-offs to average loans (b)	0.01%	0.01%	0.17%
Allowance for credit losses to total loans	1.45	1.47	1.50
Non-performing loans to total loans	0.32	0.19	0.28
Non-performing assets to loans	0.48	0.35	0.58
Non-performing assets to total assets	0.38	0.28	0.47
Allowance for credit losses on loans to non-performing loans	446.02	781.24	539.52

Capital Ratios
Average stockholders' equity to average total assets	8.74%	8.56%	7.80%
Period-end stockholders' equity to period-end assets	8.54	8.35	8.09
Total risk-based capital ratio	14.90	15.12	14.91
Tier 1 risk-based capital ratio	13.65	13.87	13.66
Common equity Tier 1 capital	10.71	10.82	10.53
Tier 1 leverage ratio	11.97	11.87	11.33
(a)Non-performing loans include loans 90-days past due and accruing and non-accrual loans.
(b)Annualized

About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, which has served families and businesses for more than 160 years. Hawthorn Bank has multiple locations, including in the greater Kansas City metropolitan area, Jefferson City, Columbia, Springfield, and Clinton.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.